Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2013 FIRST QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, May 10, 2013 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months ended March 31, 2013.

“In the first quarter of 2013, we continued to progress our clinical pipeline on multiple fronts. Most notably, we initiated a Phase 2 trial of LX4211, our dual inhibitor of SGLT1 and SGLT2, in patients with type 1 diabetes”, said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “We continue to see opportunities for LX4211 as a potential therapy for a broad spectrum of diabetic conditions including type 1 and type 2 diabetes and diabetes with renal impairment.”

Progress in Clinical Pipeline

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LX4211: Lexicon is proceeding with preparations for the initiation of Phase 3 clinical trials of LX4211 in type 2 diabetes. Lexicon also initiated a Phase 2 clinical trial of LX4211 in type 1 diabetes and continues to enroll patients in a clinical trial evaluating LX4211 in type 2 diabetes patients with renal impairment. LX4211 is a dual inhibitor of sodium-glucose transporter 2 (SGLT2), which is responsible for most of the glucose reabsorption performed by the kidney, and sodium-glucose transporter 1 (SGLT1), which is responsible for glucose and galactose absorption in the gastrointestinal tract and, to a lesser degree than SGLT2, glucose reabsorption in the kidney

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Telotristat etiprate (LX1032): Lexicon continues to enroll patients in a pivotal Phase 3 clinical trial of telotristat etiprate in carcinoid syndrome and a Phase 2 clinical trial of telotristat etiprate in ulcerative colitis. Telotristat etiprate is an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels.

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LX1033: Lexicon continues to enroll patients in a Phase 2 clinical trial of LX1033 in patients with diarrhea-predominant IBS (IBS-d). LX1033 is an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract to reduce serotonin production without impacting brain serotonin levels.

Financial Results

Revenues: Lexicon's revenues for the three months ended March 31, 2013 increased 20 percent to $0.4 million from $0.3 million for the corresponding period in 2012. The increase for the three months ended March 31, 2013 was primarily attributable to higher revenues from Lexicon's alliance with Taconic Farms.

Research and Development Expenses: Research and development expenses for the three months ended March 31, 2013 decreased 12 percent to $20.3 million from $23.0 million for the corresponding period in 2012. The decrease was primarily attributable to decreases in external manufacturing, clinical research and development costs, facility costs and personnel costs.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $1.3 million and $2.1 million for the three months ended March 31, 2013 and 2012, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2013 decreased five percent to $4.3 million from $4.6 million for the corresponding period in 2012. The decrease was primarily attributable to decreases in personnel costs.

Consolidated Net Loss: Net loss for the three months ended March 31, 2013 was $26.0 million, or $0.05 per share, compared to a net loss of $29.9 million, or $0.06 per share, in the corresponding period in 2012. For the three months ended March 31, 2013, net loss included non-cash, stock-based compensation expense of $2.1 million, compared to $1.7 million in the corresponding period in 2012.

Cash and Investments: As of March 31, 2013, Lexicon had $197.2 million in cash and investments, as compared to $223.2 million as of December 31, 2012.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the first quarter of 2013 at 11:00 a.m. Eastern Time on May 10, 2013. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 64449185. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through June 10, 2013.

About Lexicon

Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has multiple drug programs in clinical development for diabetes, irritable bowel syndrome, carcinoid syndrome and other indications, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements”, including statements relating to Lexicon's clinical development of LX4211, telotristat etiprate (LX1032) and LX1033, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX4211, telotristat etiprate (LX1032) and LX1033. In addition, this press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032) and LX1033 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2013	2012
	(unaudited)
Revenues:
Collaborative research	$284	$152
Subscription and license fees	76	148
Total revenues	360	300
Operating expenses:
Research and development, including stock-based compensation of $1,330 and $1,037, respectively	20,327	23,037
Increase in fair value of Symphony Icon, Inc. purchase liability	1,264	2,081
General and administrative, including stock-based compensation of $779 and $681, respectively	4,324	4,565
Total operating expenses	25,915	29,683
Loss from operations	(25,555)	(29,383)
Interest income	53	56
Interest expense	(506)	(537)
Other income (expense), net	34	(4)
Consolidated net loss	$(25,974)	$(29,868)

Consolidated net loss per common share, basic and diluted	$(0.05)	$(0.06)

Shares used in computing consolidated net loss per common share, basic and diluted	512,428	480,324

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2013	2012
	(unaudited)
Cash and investments	$197,163	$223,208
Property and equipment, net	42,623	42,634
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	347,275	371,778
Deferred revenue	14,033	14,038
Current and long-term debt	23,064	23,451
Other long-term liabilities.	34,079	32,283
Accumulated deficit	(925,806)	(899,832)
Total stockholders' equity	242,208	266,678

Contact for Lexicon:

Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com